Exhibit 99.1

PDSI REPORTS 2008 SECOND QUARTER RESULTS

COLUMBUS, Ohio (August 6, 2008) – Pinnacle Data Systems, Inc. (“PDSi”) (AMEX: PNS) today announced results for the 2008 second quarter ended June 30, 2008.

Michael R. Sayre, President and Chief Executive Officer, stated, “We are disappointed in our financial results for the second quarter, which reflect the general economic environment and its impact on our customers and markets we serve, and, to a lesser extent, non-cash items primarily related to the improvement of internal processes. The results also reflect where we have been as a company and where we are in implementing our long-term profitable growth strategies. Over the past year, we have been assembling a management team to refine our growth strategies to achieve more scalability, as well as more sustainable and profitable growth. We’ve made significant progress in developing and implementing those refinements. Particular emphasis has been directed toward reshaping the sales organization and refining our marketing and sales strategies. Last year, we effectively shed approximately $20 million of single-digit margin business, replacing it with more profitable sales from then growing accounts now slowing with the economy and end-of-life product sales slowed by the availability of parts that have been out of production for several years. Completely replacing that business longer term requires relatively long selling cycles and new programs that can take up to several quarters to achieve their full potential. To accomplish that we are targeting multinational OEM and middle market customers whose needs are compatible with PDSi’s growing product and service portfolio. There have been some early successes and the pipeline is increasing. We are optimistic that PDSi is positioned to achieve the longer-term, more profitable growth we are seeking.”

Mr. Sayre added, “We remain committed to our long-term profitable growth strategies and managing our cost structure to achieve profitability until the results of the execution of those strategies are more fully realized in 2009. During this period of economic uncertainty we are maintaining close contact with our customers, responding to their concerns, and adapting our tactical sales priorities accordingly. This year several cost reduction initiatives, including Lean manufacturing, are expected to yield significant savings in labor, facilities usage and working capital financing with the benefits from those actions being realized throughout the rest of the year and into 2009. Positive net cash flow from operations increased to $1.1 million for the first six months of 2008 from $0.9 million during the same period last year.”

2008 Second Quarter Results

Total sales for the three months ended June 30, 2008, were $14.3 million compared to $19.2 million for the same period in 2007. A $0.2 million increase in Service sales resulting from the 2008 first quarter acquisition of AsPan Computer Repair Laboratories was more than offset by lower Product sales. This decline was due to significant reductions in low margin business during the past 12 months, coupled with softening demand at existing large accounts and delays in generating revenue from new products and multinational OEM customer relationships being developed.

Gross profit declined to $1.6 million for the 2008 second quarter from $3.7 million a year ago due to the lower sales and change in business mix compared to the 2007 second quarter. Positive contributions from specific initiatives to reduce fixed costs were more than offset by the year-over-year sales decline combined with non-cash inventory valuation adjustments and other charges totaling $0.7MM and $0.3MM respectively (compared to $0.1MM in the 2007 second quarter and $0.3MM in the first quarter of 2008). These non-cash charges reflect the Company’s acceleration of the reserving of inventory due to the aging of programs and a slowing economy. As a result of these factors, gross profit margin declined to 11.5% for the 2008 second quarter compared to 19.5% for the same period last year.

Operating expenses, which include selling, general, and administrative (“SG&A”) expense, were $3.1 million for the 2008 second quarter compared to $3.2 million a year ago. The second quarter SG&A expense includes a $0.1MM increase to the provision for lease termination costs charged to 2006 earnings. This is associated with the termination of a GNP facility lease in Monrovia, California; and reflects lower than previously anticipated sublet net proceeds under the amended lease agreement. During the 2008 second quarter reductions in personnel and corresponding benefits costs, as well as lower facility and travel expenses, were implemented. The financial impact from these actions will be fully realized in the 2008 third quarter. Operating expenses, expressed as a percentage of total revenues, were 22.0% versus 16.6% for the same period last year due to the lower volume.

Interest expense declined 62% to $100,000 for the three months ended June 30, 2008, from $261,000 for the same period year. Debt outstanding at June 30, 2008 was $4.5 million versus $12.0 million on the same date last year. The 63% reduction in debt outstanding is due to improved operations and management of working capital during the past twelve month period.

The net loss for the 2008 second quarter was $972,000, or $0.12 per common share, compared to net income of $185,000, or $0.03 per diluted share, for the 2007 second quarter.

2008 Six Month Results

Total sales declined approximately 17% to $31.5 million for the first six months of 2008 versus $37.7 million for the same period in 2007. A $0.7 million increase in Service sales was offset by a $6.9 million decrease in Product sales. This decrease was primarily attributable to the previously noted factors that impacted the 2008 second quarter results.

Gross profit declined to $5.4 million for the first half of 2008 from $7.1 million a year ago due to previously noted non-cash items and lower Product sales. Gross profit margin was 17.1% for the first six months of 2008 versus 18.8% in 2007.

Operating expenses declined 10% to $6.4 million for the six months ended June 20, 2008 from $7.1 million the prior year. The Company continues to implement plans to control costs. Operating expenses were 20.2% of total sales for the first half of 2008 versus 18.8% for the first half of 2007.

Interest expense declined approximately 63% to $191,000 for the first half of 2008 from $511,000 a year ago. This was primarily due to the $7.4 million reduction in debt outstanding between the two periods.

The net loss was $708,000, or $0.09 per share, for the first six months of 2008 versus a net loss of $296,000 or $0.05 per share, for the comparable period last year.

2008 Second Quarter Highlights

During the three months ended June 30, 2008 PDSi:

•

Entered into an agreement with Telrad Networks Ltd (Telrad), an Israel-based telecommunications equipment and services organization that provides communications products and services used by millions of end-users worldwide.

•	Announced general availability of its newest compact computing board, the COMX-S1 COM Express module.

Conference Call

PDSi will host a conference call this afternoon at 3:00 p.m. Eastern Time. Michael R. Sayre, President and Chief Executive Officer; Nick Tomashot, Chief Financial Officer; and, Michael Darnell, Vice President, Global Sales and Marketing, will discuss the Company’s 2008 second quarter results, recent corporate developments, and progress implementing PDSi’s long-term growth strategy.

The telephone number to participate in the conference call is (800) 218-9073. A slide presentation will be referenced during the call which may be accessed at the PDSi website (www.pinnacle.com) by clicking on “Company Information” and then “Investor Relations.” An audio replay of the call will be available through the Investor Relations section of the Company’s website approximately one hour following the conference call.

About PDSi

PDSi provides computer design, production, and repair services to original equipment manufacturers who build computers into their products in industries including medical equipment, telecommunications, defense and imaging. PDSi also helps major computer platform manufacturers respond to customer requirements for customized solutions and extended service life. PDSi specializes in areas where these OEMs often get little help from larger outsource firms, solving the challenges associated with complex technologies, low to medium volume production, and long-term service of third party products.

Not simply a repair depot or a contract manufacturer, PDSi represents a more collaborative and flexible outsourcing partner who helps its clients manage costs, meet unplanned demand changes, improve customer satisfaction, and respond aggressively to new trends in the technology market place. With its innovative and proactive staff of engineering, manufacturing, program management and supply chain specialists, PDSi tailors solutions that meet the particular business and operational needs of each OEM. For more information, visit the PDSi website at http://www.pinnacle.com.

Safe Harbor Statement: This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding entering 2008 fundamentally stronger as a company and more capable of achieving its plans due to the operational and financial achievements of 2007. The words “expect”, “believe”, “may”, “anticipate,” and similar expressions identify forward-looking statements that speak only as of the date thereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors. These factors include changes in the specific markets for the Company’s products and services, changes in customer order patterns, changes in the Company’s business or its relationship with major technology partners or significant customers, pricing pressures, lack of adequate financing to take advantage of business opportunities that may arise, lack of success in technological advancements, and risks associated with the Company’s new business practices, processes and information systems. For more details, please refer to the Company’s Securities and Exchange Commission filings, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q.

PINNACLE DATA SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	June 30, 2008	December 31, 2007
ASSETS	(Unaudited)
CURRENT ASSETS
Cash	$290	$54
Restricted cash	—	1,200
Accounts receivable, net of allowance for doubtful accounts of $136 and $119, respectively	9,264	10,413
Inventory, net	7,751	8,587
Prepaid expenses	609	612
Income taxes receivable	760	—
Deferred income taxes	614	580

Total current assets	19,288	21,446

PROPERTY AND EQUIPMENT
Leasehold improvements	718	669
Furniture and fixtures	441	412
Computer equipment and related software	3,486	3,402
Shop equipment	769	667

Total property and equipment, cost	5,414	5,150
Less accumulated depreciation and amortization	(4,506)	(4,223)

Total property and equipment, net	908	927

OTHER ASSETS
Intangibles, net	1,208	—
Deferred income taxes	41	38
Other assets	117	62

Total other assets	1,366	100

TOTAL ASSETS	$21,562	$22,473

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Line of credit	$4,544	$1,585
Short-term note	—	4,000
Accounts payable	6,460	6,178
Accrued expenses:
Wages, payroll taxes and benefits	716	1,089
Other	655	499
Income taxes	—	77
Unearned revenue	584	137

Total current liabilities	12,959	13,565

LONG-TERM LIABILITIES
Deferred income taxes	27	—

Total long-term liabilities	27	—

TOTAL LIABILITIES	12,986	13,565

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY
Preferred stock; no par value; 4,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; no par value; 25,000,000 shares authorized; 7,817,099 and 7,689,048 shares issued and outstanding, respectively	5,763	5,485
Additional paid-in capital	1,700	1,676
Other comprehensive income	74	—
Retained earnings	1,039	1,747

Total stockholders’ equity	8,576	8,908

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$21,562	$22,473

PINNACLE DATA SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except for per share totals)

	For the Three Month Periods Ended		For the Six Month Periods Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
	(Unaudited)		(Unaudited)
SALES
Product sales	$11,493	$16,672	$25,802	$32,734
Service sales	2,772	2,577	5,656	5,000

Total sales	14,265	19,249	31,458	37,734

COST OF SALES
Product sales	10,452	13,430	21,702	26,887
Service sales	2,169	2,071	4,381	3,736

Total cost of sales	12,621	15,501	26,083	30,623

GROSS PROFIT	1,644	3,748	5,375	7,111
OPERATING EXPENSES	3,133	3,189	6,354	7,090

(LOSS) INCOME FROM OPERATIONS	(1,489)	559	(979)	21

OTHER EXPENSE
Interest expense	100	261	191	511

(LOSS) INCOME BEFORE INCOME TAXES	(1,589)	298	(1,170)	(490)
INCOME TAX (BENEFIT) EXPENSE	(617)	113	(462)	(194)

NET (LOSS) INCOME	$(972)	$185	$(708)	$(296)

BASIC (LOSS) EARNINGS PER COMMON SHARE	$(0.12)	$0.03	$(0.09)	$(0.05)

DILUTED (LOSS) EARNINGS PER COMMON SHARE	$(0.12)	$0.03	$(0.09)	$(0.05)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	7,814,457	6,374,795	7,781,336	6,369,387

Diluted	7,814,457	6,460,016	7,781,336	6,369,387

PINNACLE DATA SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	For the Six Month Periods Ended
	June 30, 2008	June 30, 2007
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(708)	$(296)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	313	257
Stock-based compensation expense	24	91
Provision for doubtful accounts	32	15
Inventory reserves	903	142
Decrease (increase) in assets:
Accounts receivable	1,648	4,691
Inventory	198	4,061
Prepaid expenses and other assets	(52)	194
Income taxes receivable	(760)	(55)
(Decrease) increase in liabilities:
Accounts payable	(455)	(6,787)
Accrued expenses and taxes	(480)	(1,594)
Unearned revenue	447	188

Total adjustments	1,818	1,203

Net cash provided by operating activities	1,110	907

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(113)	(475)
Acquisition of company, net of cash received	(937)	—
Restricted Cash	1,200	—

Net cash provided by (used in) investing activities	150	(475)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from (payments on) line of credit	2,959	(1,138)
Payment on short-term note	(4,000)	—
Outstanding checks in excess of funds on deposit	2	667
Proceeds from stock options exercised	7	22

Net cash (used in) provided by financing activities	(1,032)	(449)

EFFECT OF EXCHANGE RATE ON CASH	8	—

INCREASE (DECREASE) IN CASH	236	(17)
Cash at beginning of period	54	42

Cash at end of period	$290	$25

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Common stock issued for acquisition	$271	$—

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